Exhibit 99.1

420 Lexington Avenue, Suite 1609, New York, NY 10170 Tel: (212)297-0020 Fax: (212)297-0019

Synergy Pharmaceuticals Announces Appointment of Dr. Alan F. Joslyn to Board of Directors

NEW YORK, NEW YORK—October 8, 2009 — Synergy Pharmaceuticals, Inc. (OTC BB:SGYP.OB SGYPNews), a developer of new drugs to treat gastrointestinal disorders and diseases, announced today that on October 6, 2009 the Board of Directors of Synergy Pharmaceuticals, Inc. appointed Alan F. Joslyn, Ph.D. as a director of the Company.  In addition, the Board of Directors appointed Dr. Joslyn as Chairman of the Corporate Governance/Nominating Committee.

Alan F. Joslyn, Ph.D. is currently the Chief Executive Officer of Edusa Pharmaceuticals, a privately held biotechnology company.  Prior to his association with Edusa, he served as the President and Chief Executive Officer of Mt. Cook Pharma from 2007 to 2009, and as Senior Vice President of Research & Development at Penwest Pharmaceuticals from 2004 to 2007.   From 1995 to 2004, Dr Joslyn held a number of leadership positions within Johnson & Johnson, focusing on development of gastroenterology products including Propulsid®, Motilium®, Aciphex® and prucalopride.  Prior to joining Johnson & Johnson, Dr. Joslyn was engaged in clinical research at Glaxo from 1988 to 1995.  Dr. Joslyn received his B.S. in Medicinal Chemistry, B.A. in Biology and Ph.D. in Biochemical Pharmacology from the State University of New York at Buffalo.

“Dr. Alan Joslyn is a tremendous addition to our board, and I am very pleased to welcome him to Synergy,” said Gary S. Jacob President and CEO of Synergy. “Alan has played a major role in development of gastroenterology products such as Motilium® and prucalopride and has considerable experience and knowledge of the gastrointestinal (GI) space.  He also brings to our board considerable knowledge of the drug development and regulatory issues that apply to development of GI drugs.”

“I am very pleased to be joining the Board of Synergy Pharmaceuticals,” said Dr. Joslyn.  “Synergy has an innovative and very exciting technology platform that I believe offers great potential for the treatment of GI drugs and diseases, and I believe my experience and track record in the development of GI drugs can be helpful as they advance their assets in the clinic.  I am particularly interested in the pace of development of Synergy’s GC-C receptor agonist drug SP-304 to treat GI disorders which is poised to move forward in the clinic in early 2010. ”

About SP-304

SP-304 is a member of a new class of non-systemic drugs for treatment of chronic constipation (CC), irritable bowel syndrome with constipation (IBS-C) and other GI diseases. SP-304 is a synthetic analog of uroguanylin, a natriuretic hormone that regulates ion and fluid transport in the GI tract. Orally administered SP-304 binds to and activates guanylate cyclase C (GC-C) expressed on epithelial cells lining the GI mucosa, resulting in activation of the cystic fibrosis transmembrane conductance regulator (CFTR), and leading to augmented flow of chloride and water into the lumen of the gut, facilitating bowel movement. In animal models, oral administration of SP-304 promotes intestinal secretion as well as ameliorating gastrointestinal inflammation.

About Synergy Pharmaceuticals, Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases, and is a majority owned subsidiary of Callisto Pharmaceuticals, Inc. (OTC BB: CLSP.OB).  Synergy’s lead drug in the clinic, SP-304 to treat gastro-intestinal disorders, recently finished a Phase I clinical trial in volunteers and the Company plans to initiate a Phase IIa clinical trial of SP-304 in chronic constipation patients in the first quarter of 2010.  SP-304 is a member of a new class of non-systemic drugs for treatment of chronic constipation (CC), irritable bowel syndrome with constipation (IBS-C) and other GI diseases. SP-304 is a synthetic analog of uroguanylin, a natriuretic hormone that regulates ion and fluid transport in the GI tract. Orally administered SP-304 binds to and activates guanylate cyclase C (GC-C) expressed on epithelial cells lining the GI mucosa, resulting in augmented flow of chloride and water into the lumen of the gut, facilitating bowel movement.  More information is available at http://www.synergybio.net.

Contact:

Gary S. Jacob, Ph.D.

President and CEO, Synergy Pharmaceuticals, Inc.,

+1-212-297-0010, gjacob@synergybio.net